Exhibit 2.1

BUSINESS FINANCING AGREEMENT

dated as of June 1, 2005

by and among

BRIDGE BANK, NATIONAL ASSOCIATION

and

Implant Sciences Corporation, a Massachusetts corporation (“Implant”), and C Acquisition Corp., a
Delaware corporation (“C Acquisition”) (jointly and severally “Borrower”).

Borrower and Lender agree as follows:

1.                                       Definitions and Construction.

1.1      Definitions. In this Agreement:

“Account Balance” means at any time the aggregate of the Receivable Amounts of all Eligible Receivables at such time.

“Account Debtor” has the meaning in the California Uniform Commercial Code and includes any person liable on any Receivable, including without limitation, any guaranty of any Receivable and any issuer of a letter of credit or banker’s acceptance assuring payment thereof.

“Adjustments” means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Receivable.

“Advance” means an advance made by Lender to Borrower pursuant to Section 2.2.

“Advance Rate” means 80% or such greater or lesser percentage as Lender may from time to time establish in its sole discretion upon notice to Borrower.

“Agreement” means this Business Financing Agreement.

“Borrowing Base” means at any time the sum of the product of the Account Balance and the Advance Rate.

“Borrowing Base Certificate” means the borrowing base certificate attached hereto as Exhibit A.

“Collateral” means all of Borrower’s rights and interest in any and all personal property, whether now existing or hereafter acquired or created and wherever located, and all products and proceeds thereof and accessions thereto, including the following (collectively, the “Collateral”): accounts, including health care insurance receivables, chattel paper, inventory, equipment, instruments, including promissory notes, investment property, documents, deposit accounts, letter of credit rights, any commercial tort claim of Borrower which is now or hereafter identified by Borrower or Lender, general intangibles excluding patents, trademarks and unregistered copyrights, provided however, if Borrower registers any copyrights with the federal government, the Collateral shall include the proceeds from the disposition of any registered copyrights and, to the extent a security interest in the underlying copyrights is necessary to have a first priority security interest in such proceeds, a security interest in such copyrights, and supporting obligations.

“Collections” means all payments from or on behalf of an Account Debtor with respect to Receivables.

“Compliance Certificate” means a certificate in the form attached to this Agreement by the chief financial officer of Borrower that, among other things, the representations and warranties set forth in this Agreement are true and correct as of the date such certificate is delivered.

“Credit Limit” means $1,500,000.00.

“Default” means any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default.

“Eligible Receivable” means a Receivable that satisfies all of the following:

(a)                                  The Receivable has been created by Borrower in the ordinary course of Borrower’s business and without any obligation on the part of Borrower to render any further performance.

(b)                                 There are no conditions which must be satisfied before Borrower is entitled to receive payment of the Receivable, and the Receivable does not arise from COD sales, consignments or guaranteed sales.

(c)                                  The Account Debtor upon the Receivable does not claim any defense to payment of the Receivable, whether well founded or otherwise.

(d)                                 The Receivable is not the obligation of an Account Debtor who has asserted or may assert any counterclaims or offsets against Borrower (including offsets for any “contra accounts” owed by Borrower to the Account Debtor for goods purchased by Borrower or for services performed for Borrower).

(e)                                  The Receivable represents a genuine obligation of the Account Debtor and to the extent any credit balances exist in favor of the Account Debtor, such credit balances shall be deducted in calculating the Receivable Amount.

(f)                                    Borrower has sent an invoice to the Account Debtor in the amount of the Receivable.

(g)                                 Borrower is not prohibited by the laws of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce the Account Debtor’s obligation to pay the Receivable. Borrower has taken all appropriate actions to ensure access to the courts of the state where the Account Debtor is located, including, where required, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by Borrower as a foreign corporation authorized to transact business in such state.

(h)                                 The Receivable is owned by Borrower free of any title defects or any liens or interests of others except the security interest in favor of Lender, and Lender has a perfected, first priority security interest in such Receivable.

(i)                                     The Account Debtor on the Receivable is not any of the following: (i) an employee, affiliate, parent or subsidiary of Borrower, or an entity which has common officers or directors with Borrower; (ii) the U.S. government or any agency or department of the U.S. government unless Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C.§15) with respect to the Receivable, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against Borrower (“Eligible Government Receivables”); (iii) any person or entity located in a foreign country (other than Canada) unless (A) the Receivable is supported by an irrevocable letter of credit issued by a bank acceptable to Lender, and (B) if requested by Lender, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to Lender; or (iv) an Account Debtor as to which 35% percent or more of the aggregate dollar amount of all outstanding Receivables owing from such Account Debtor have not been paid within 90 days from invoice date.

(j)                                     The Receivable is not in default (a Receivable will be considered in default if any of the following occur: (i) the Receivable is not paid within 90 days from its invoice date; (ii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or (iii) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors);

(k)                                  The Receivable does not arise from the sale of goods or the performance of services which remain in Borrower’s possession or under Borrower’s control.

(l)                                     The Receivable is not evidenced by a promissory note or chattel paper, nor is the Account Debtor obligated to Borrower under any other obligation which is evidenced by a promissory note.

(m)                               The Receivable is not that portion of Receivables due from an Account Debtor which is in excess of 25% of Borrower’s aggregate dollar amount of all outstanding Receivables;

(n)                                 The Receivable is otherwise acceptable to Lender.

“Event of Default” has the meaning set forth in Section 9.1.

“Facility Fee” means a fee equal to .25% of the Credit Limit, due upon execution of this Agreement and annually thereafter during the term of this Agreement.

“Finance Charge” means for each Reconciliation Period an interest amount equal to the Finance Charge Percentage of the average daily outstanding balance of Advances during such Reconciliation Period.

“Finance Charge Percentage” means a rate per year equal to Prime Rate plus .50%, plus an additional 5.00(%) percentage points, during any period that an Event of Default has occurred and is continuing; provided, the Finance Charge Percentage will be increased to Prime Rate plus 1.00% if Implant is unable to maintain a minimum balance of $500,000 in cash deposits with Lender at the time of a Funding Request; provided further, if Implant increases and maintains its cash deposits with Lender to $500,000, the Finance Charge Percentage will be reduced to Prime Rate plus .50% as of such date the deposit balance is increased.

“Funding Request” means the borrowing base certificate attached hereto as Exhibit A, in a writing signed by an authorized representative of Borrower requesting an Advance and accurately identifies the Eligible Receivables.

“Lender” means Bridge Bank, National Association, and its successors and assigns.

“Obligations” means all liabilities and obligations of Borrower to Lender of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Advances, Finance Charges, fees, interest, expenses, professional fees and attorneys’ fees.

“Overadvance” means that the total amount of the Advances then outstanding exceeds the Credit Limit or the Borrowing Base.

“Prime Rate” means for any day, a variable rate of interest, per annum, most recently published by the Wall Street Journal, as the “prime rate,” provided that if such day is not a business day, the Prime Rate for such day shall be such rate on such transactions on the next preceding business day as so published in the Wall Street Journal on the next succeeding business day.

“Quick Ratio” means the ratio of the sum of unrestricted cash and cash equivalents plus Receivables divided by current liabilities, as defined by GAAP.

“Receivable Amount” means as to any Receivable, the Receivable Amount due from the Account Debtor after deducting all discounts, credits, offsets, payments or other deductions of any nature whatsoever, whether or not claimed by the Account Debtor.

“Receivables” means Borrower’s rights to payment arising in the ordinary course of Borrower’s business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and bankers acceptances.

“Reconciliation Date” means the last calendar day of each Reconciliation Period.

“Reconciliation Period” means each calendar month.

“Termination Date” means the earlier of (a) one year from the date hereof, or (b) the date on which Lender elects to terminate this Agreement pursuant to the terms herein.

“Termination Fee” means a payment equal to 1.00% of the Credit Limit.

1.2                                            Construction:

(a)                                  In this Agreement: (i) references to the plural include the singular and to the singular include the plural; (ii) references to any gender include any other gender; (iii) the terms “include” and “including” are not limiting; (iv) the term “or” has the inclusive meaning represented by the phrase “and/or,” (v) unless otherwise specified, section and subsection references are to this Agreement, and (vi) any reference to any statute, law, or regulation shall include all amendments thereto and revisions thereof.

(b)                                 Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against either Borrower or Lender, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each party hereto and their respective counsel.  In case of any ambiguity or uncertainty, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used to accomplish fairly the purposes and intentions of all parties hereto.

(c)                                  Titles and section headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

2.                                       Advances.

2.1                                                          Funding Requests. Borrower may request that Lender make an advance (each, an “Advance”) by delivering to Lender a Funding Request. Lender shall be entitled to rely on all the information provided by Borrower to Lender on or with the Funding Request and to rely on the signature on any Funding Request as an authorized signature of Borrower. Lender shall not unreasonably withhold or delay advances pursuant to a Funding Request.

2.2                                 Revolving Credit Line. Subject to the terms and conditions of this Agreement, from the date on which this Agreement becomes effective until the Termination Date, Lender will make Advances to Borrower not exceeding the Credit Limit or the Borrowing Base, whichever is less; provided that in no event shall Lender be obligated to make any Advance that results in an Overadvance or while any Overadvance is outstanding. Amounts borrowed under this Agreement may be repaid and reborrowed during the term of this Agreement. It shall be a condition to each Advance that (a) all of the representations and warranties set forth in Section 6 are true and correct on the date of such Advance as though made at and as of each such date and (b) no Default has occurred and is continuing, or would result from such Advance.

2.3                                 Intentionally omitted.

2.4                                 Rights in Respect of Receivables. Lender shall have the exclusive right to receive all Collections on the Receivable and no Adjustments will be made without the Lender’s consent. Lender shall have, with respect to any goods related to the Receivables, all the rights and remedies of an unpaid seller under the California Uniform Commercial Code and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit.

2.5                                 Due Diligence. Lender may at any time and from time to time contact Account Debtors and other persons obligated or knowledgeable in respect of Receivables to confirm the Receivable Amount of such Receivables, to determine whether Receivables constitute Eligible Receivables, and for any other purpose in connection with this Agreement. Lender may audit Borrower’s Receivables and any and all records pertaining to the Collateral, at Lender’s sole discretion and at Borrower’s expense.

3.                                       Collections, Charges and Remittances.

3.1                                 Collections.  Within three business days from the date any Collections are received by Lender, all Collections, at Lender’s discretion, may either be (a) credited to Borrower’s deposit account with Bank, or (b) applied to repay when due the Advances and other Obligations; once all Obligations have been paid in full, Lender agrees to remit to Borrower the remaining amount of Collections it receives. Lender has no duty to do any act other than to turn over such amounts as required above. If an item of Collections is not honored or Lender does not receive good funds for any reason, the amount of any application shall be reversed as if the Collections had not been received and Finance Charges under Section 3.2 shall accrue thereon.3.2

3.2                                 Finance Charges. Ten days following the Reconciliation Date Borrower shall pay to Lender the Finance Charge for the prior Reconciliation Period. Lender may deduct the accrued Finance Charges as set forth in Section 3.5.

3.3                                 Fees.

(a)                             Facility Fee.  On the date of this Agreement and on each anniversary thereof prior to the termination of this Agreement, Borrower shall pay to Lender the Facility Fee.

(b)                            Termination Fee. In the event this Agreement is terminated within 12 months of the date of this Agreement, Borrower shall pay the Termination Fee to Lender; provided that such Termination Fee shall be waived if this Agreement is terminated in connection with Borrower’s entry into a financing agreement with an affiliate of Lender.

(c)                             Intentionally Omitted.

3.4                                 Reporting.  Within 15 days after the end of each Reconciliation Period, Lender shall send to

Borrower a report covering the transactions for that Reconciliation Period, including the amount of all Collections, Adjustments made by Lender, Finance Charges, and other fees and charges. The accounting shall be deemed correct and conclusive unless Borrower makes written objection to Lender within 30 days after the Lender mails the accounting to Borrower.

3.5                                 Adjustments. In the event of a breach of Sections 6 or 7, or in the event any Adjustment or dispute is asserted by any Account Debtor, Borrower shall promptly advise Lender and shall, subject to the Lender’s approval, resolve such disputes and advise Lender of any adjustments. Lender shall have the right, at any time, to take possession of any rejected, returned, or recovered personal property. If such possession is not taken by Lender, Borrower is to resell it for Lender’s account at Borrower’s expense with the proceeds made payable to Lender. While Borrower retains possession of any returned goods, Borrower shall segregate said goods and mark them as property of Lender.

3.6                                 Lockbox Account Collection Services.  C Acquisition, Lender and Financial Data Solutions, Inc. (“Lockbox Provider”) have previously entered into a three party agreement (the “Lockbox Agreement”). C Acquisition shall continue to use the lockbox address as the remit to and payment address for all of its Collections and it will be considered an immediate Event of Default if this does not occur. All Collections received to the lockbox will be deposited to a non-interest bearing bank-control account maintained with Lender and C Acquisition will not have access to that account; provided; however, at such times that there is no outstanding balance of Advances, then all Collections received to the lockbox will be deposited to C Acquisition’s operating account maintained with Lender. If an Event of Default has occurred and is continuing, Lender may request that Implant immediately notify, transfer and deliver to Lender all Collections it receives. Additionally, Lender may request that Account Debtor’s pay (by wire transfer or otherwise) Collections to Lender directly.

4.                                       Overadvances.

4.1                                 Overadvances. Upon any occurrence of an Overadvance, Borrower shall immediately pay down the Advances so that, after giving effect to such payments, no Overadvance exists.

4.2                                 Borrower’s Payment. When any Overadvance or other amount owing to Lender becomes due, Lender shall inform Borrower of the manner of payment which may be any one or more of the following in Lender’s sole discretion: (a) in cash immediately upon demand therefor; (b) by deduction from or offset against the amount that otherwise would be forwarded to Borrower in respect of any further Advances that may be made by Lender; or (c) by any combination of the foregoing as Lender may from time to time choose.

5.             Power of Attorney. Borrower irrevocably appoints Lender and its successors and assigns as Borrower’s true and lawful attorney in fact, and authorizes Lender, at Borrower’s sole expense, whether or not there has been an Event of Default, to (i) receive and open all mail addressed to Borrower for the purpose of collecting the Receivables; (ii) endorse Borrower’s name on any checks or other forms of payment on the Receivables; (iii) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Lender’s interests in the Receivables and Collateral; (iv) debit Borrower’s checking account maintained with Lender for any and all Obligations due under this Agreement; (v) sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Collateral; (vi) demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Collateral, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Lender’s name or Borrower’s name, as Lender may choose; and (vii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document with respect to the Collateral; and (viii)do all acts and things necessary or expedient, in furtherance of any such purposes.

6.                                       Representations and Warranties. Each of Implant and C Acquisition represents and warrants as to itself:

(a)                                  With respect to each Eligible Receivable:

(i)                                     It is the owner with legal right to sell, transfer and assign it;

(ii)                                  The correct Receivable Amount has been accurately reported to Lender and is not disputed;

(iii)                               Lender has the right to endorse and/ or require Borrower to endorse all payments received on

Receivables and all proceeds of Collateral; and

(iv)                              No representation, warranty or other statement of Borrower in any certificate or written statement given to Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

(b)                                 Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified.

(c)                                  The execution, delivery and performance of this Agreement has been duly authorized, and does not conflict with Borrower’s organizational documents, nor constitute an Event of Default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound.

(d)                                 Borrower has good title to the Collateral and all inventory is in all material respects of good and marketable quality, free from material defects (except prior liens consented to by Lender).

(e)                                  Borrower’s name, form of organization, chief executive office, and the place where the records concerning all Receivables and Collateral are kept is set forth at the beginning of this Agreement, Borrower is located at its address for notices set forth in this Agreement.

(f)                                    If Borrower owns, holds or has any interest in, any copyrights (whether registered, or unregistered), patents or trademarks, and licenses of any of the foregoing, such interest has been specifically disclosed and identified to Lender in writing.

7.                                       Miscellaneous Provisions. Borrower will:

(a)                                  Maintain its corporate existence and good standing in its jurisdictions of incorporation and maintain its qualification in each jurisdiction necessary to Borrower’s business or operations.

(b)                                 Give Lender at least 30 days prior written notice of changes to its name, organization, chief executive office or location of records.

(c)                                  Pay all its taxes including gross payroll, withholding and sales taxes when due and will deliver satisfactory evidence of payment to Lender if requested.

(d)                                 Provide to Lender a written report upon Lender’s request, if payment of any Receivable does not occur by its due date and include the reasons for the delay.

(e)                                  Give Lender copies of all of Borrower’s quarterly balance sheets and income statements, Forms 10-K, 10-Q and 8-K (or equivalents) within 5 days of filing any of the foregoing with the Securities and Exchange Commission, while any Advance is outstanding.

(f)                                    Execute any further instruments and take further action as Lender requests to perfect or continue Lender’s security interest in the Collateral or to effect the purposes of this Agreement.

(g)                                 Immediately notify, transfer and deliver to Lender all Collections Borrower receives pursuant to Section 3.1 and 3.6.

(h)                                 Not create, incur, assume, or be liable for any indebtedness (other than indebtedness, which is subordinated to the indebtedness owing to Lender hereunder; provided, however, that the lenders of such other indebtedness shall have entered into subordination agreements and intercreditor agreements with Lender in form and substance satisfactory to Lender.

(i)                                     Immediately notify Lender if Borrower hereafter obtains any interest in any copyrights, patents, trademarks or licenses that are significant in value or are material to the conduct of its business or the value of any Receivable.

(j)                                     Prior to an Advance and when there is an unpaid balance of Advances, provide to Lender within 30 days after the end of each month the following for such month and the period then ending: financial statements including balance sheet and income statement, accounts receivable and payable aging report, deferred revenue report, and Compliance Certificate.

(k)                                  Prior to an Advance and when there is an unpaid balance of Advances, provide to Lender, no later than 5 days following the 1st day of each month, the following for the period then ending: accounts receivable aging report, together with a Borrowing Base Certificate in form and substance acceptable to Lender setting forth the Eligible Receivables and Receivable Amounts thereof;

(l)                                     Lender shall have a right from time to time hereafter to audit Borrower’s Receivables at Borrower’s expense. Such audits shall be conducted prior to the initial Advance, and every 12 months thereafter or as otherwise requested by Lender.

(m)                               Maintain C Acquisition’s depository and operating accounts with Lender and, in the case of any deposit accounts of Borrower not maintained with Lender, grant to Lender a first priority perfected security interest in and “control” (within the meaning of Section 9104 of the California Uniform Commercial Code) of such deposit account pursuant to documentation acceptable to Lender; provided however, C Acquisition shall continue to maintain all of its deposit accounts with Lender, and Implant shall maintain a minimum balance of $500,000 in cash deposits with Lender.

(n)                                 At all times insure all of the tangible Collateral and carry such other business insurance, with insurers reasonably acceptable to Lender, in such form and amounts as Lender may reasonably require and that are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to Lender. All such insurance policies shall name Lender as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Lender. Upon receipt of the proceeds of any such insurance, Lender shall apply such proceeds in reduction of the Obligations as Lender shall determine in its good faith business judgment. If Borrower fails to provide or pay for any insurance, Lender may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to Lender copies of all material reports made to insurance companies.

(o)                                 Not merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of a third party, unless (i) any such acquired entity becomes a “borrower” under this Agreement and (ii) Lender has previously consented to the applicable transaction in writing.

(p)                                 Prior to an Advance to Borrower and when there is an unpaid balance of Advances, maintain, as of the last day of each month, a Quick Ratio of no less than the ratio set forth below opposite such period:

for the months ending April 30, 2005 through June 30, 2005	1.00:1.00

for the months ending July 31, 2005 through September 30, 2005	1.25:1.00

for the month ending October 31, 2005 and each month thereafter	1.50:1.00

Borrower shall provide to Lender consolidated monthly financial statements for Implant and C Acquisition for Lender to measure the requirements hereof and pursuant to Section 7 (j).

(q)                                 Provide to Lender within 120 days from the end of each fiscal year, annual financial statements including balance sheet, income statement and cash flow statement, reviewed by a certified public accountant (“CPA”).

(r)                                    Provide to Lender within 120 days from the end of each fiscal year, Borrower’s annual forecasts approved by its board of directors.

8.                                       Security Interest. To secure the prompt payment and performance to Lender of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in the Collateral, subject to the prior liens consented to by Lender. Borrower is not authorized to sell, assign, transfer or otherwise convey any Collateral without Lender’s prior written consent, except for the sale of finished inventory in the Borrower’s usual course of business.  Borrower agrees to sign any instruments and documents requested by Lender to evidence, perfect, or protect the interests of Lender in the Collateral. Borrower agrees to deliver to Lender the originals of all instruments, chattel paper and documents evidencing or related to Receivables and other Collateral. Borrower shall not grant or permit any lien or security interest in the Collateral or any interest therein or any intellectual property or any interest therein (other than prior liens consented to by Lender).

9.                                       Default and Remedies.

9.1                                 Events of Default. The occurrence of any one or more of the following shall constitute an Event of Default hereunder.

(a)                                  Failure to Pay. Borrower fails to make a payment under this Agreement.

(b)                                 Lien Priority. Lender fails to have an enforceable first lien (except for any prior liens to which Lender has consented in writing) on or security interest in the Collateral.

(c)                                  False Information.  Borrower has given Lender false or misleading information or representations.

(d)                                 Intentionally omitted.

(e)                                  Bankruptcy. Borrower files a bankruptcy petition, a bankruptcy petition is filed against Borrower or Borrower makes a general assignment for the benefit of creditors.

(f)                                    Receivers. A receiver or similar official is appointed for a substantial portion of Borrower’s business, or the business is terminated.

(g)                                 Judgments. Any judgments or arbitration awards are entered against Borrower in excess of $250,000.00, or Borrower enters into any settlement agreements with respect to any litigation or arbitration in excess of $250,000.00.

(h)                                 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in Borrower’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(i)                                     Cross-default. Any default occurs under any agreement in connection with any credit Borrower or any of Borrower’s related entities or affiliates has obtained from anyone else or which Borrower or any of Borrower’s related entities or affiliates has guaranteed in excess of $100,000, with the exception of trade payables.

(j)                                     Default under Related Documents. Any default occurs under any subordination agreement, security agreement, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect.

(k)                                  Other Agreements. Borrower or any of Borrower’s related entities or affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement Borrower or any of Borrower’s related entities or affiliates has with Lender or any affiliate of Lender.

(l)                                     Intentionally Omitted.

(m)                               Other Breach Under Agreement. Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to above.

9.2                                 Remedies. Upon the occurrence of an Event of Default, (1) without implying any obligation to do so, Lender may cease making Advances or extending any other financial accommodations to Borrower; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Lender, or with respect to an Event of Default described in Section 9.1 (e), automatically and without notice or demand, due and payable in full; (3) Lender may notify Account Debtors that the underlying Receivables have been assigned to Lender and that payment thereof is to be made to the order of Lender and sent directly to Lender, and (4) Lender shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the California Uniform Commercial Code, all the power of attorney rights described in Section 5 with respect to all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Receivables and all Collateral in any commercial reasonable manner.

10.                                 Accrual of Interest. If any amount owed by Borrower hereunder is not paid when due, including, without limitation, amounts due under Section 3.3, Overadvances, amounts due under Section 11, and any other Obligations, such amounts shall bear interest at a per annum rate equal to the per annum rate of the Finance Charges until the earlier of (i) payment in good funds or (ii) entry of a final judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law. All interest and Finance Charges hereunder calculated at an annual rate shall be based on a year of 360 days, which results in a higher effective rate of interest than if a year of 365 or 366 days were used.

11.                                 Fees, Costs and Expenses; Indemnification. The Borrower will pay to Lender upon demand all fees, costs and expenses (including fees of attorneys and professionals and their costs and expenses) that Lender incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Lender, Borrower or any other person) in any way relating to the Receivables, the Collateral, this Agreement or any other agreement executed in connection herewith or therewith, (c) enforcing any rights against Borrower, or any Account Debtor, (d) protecting or enforcing its interest in the Receivables or the Collateral, (e) collecting the Receivables and the Obligations, or (f) the representation of Lender in connection with any bankruptcy case or insolvency proceeding involving Borrower, any Receivable, the Collateral, or any Account Debtor. Borrower shall indemnify and hold Lender harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing.

12.                                 Integration, Severabilitv, Waiver, and Choice of Law. This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between Lender and Borrower concerning this credit; (b) replace any prior oral or written agreements between Lender and Borrower concerning this credit; and (c) are intended by Lender and Borrower as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.  If any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect. Lender retains all of its rights, even if it makes an Advance after a Default. If Lender waives a Default, it may enforce a later Default. Any consent or waiver under, or amendment of, this Agreement must be in writing, and no such consent, waiver, or amendment shall imply any obligation by Lender to make any subsequent consent, waiver, or amendment.  THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

13.                                 Notices. All notices shall be given to Lender and Borrower at the addresses or faxes set forth on the signature page of this Agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) calendar days after deposited in the United States mail, first class, postage pre-paid, (b) one (1) calendar day after deposit with an overnight mail or messenger service; or (c) on the same date of confirmed transmission if sent by hand delivery, telecopy, telefax or telex.

14.                                 Jury Trial.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN CONNECTION WITH THE OBLIGATIONS OR IN ANYWAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY OBLIGATION, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER, HAS DETERMINED FOR ITSELF THE NECESSITY TO REVIEW THE SAME WITH ITS LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ALL RIGHTS TO A JURY TRIAL.

15.                                 Term and Termination. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Lender and shall continue in full force and effect until the Termination Date. Upon the Termination Date, the unpaid balance of the Obligations shall be due and payable without demand or notice. Notwithstanding any of the foregoing, the obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 11 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

16.                                 Joint and Several Liability of Borrowers; Waiver of Certain Defenses

(a)           Independent obligation. Each Borrower, jointly and severally, promises to pay and perform as and for its own indebtedness and obligation, (i) the due and punctual payment of the obligations hereunder, in each case when and as the same shall become due and payable, whether at maturity, pursuant to a mandatory prepayment requirement, by acceleration, as herein provided or otherwise; and (ii) the punctual and faithful performance, keeping, observance, and fulfillment of all of the agreements, conditions, covenants, and other obligations of Borrowers contained in this Agreement or otherwise with any other obligation with respect to the obligations hereunder. The obligations of each Borrower under this Agreement is a direct, primary, separate, and independent obligation of such Borrower, is not in whole or in part a surety relationship, is absolute and unconditional, and is not dependent in whole or in part upon the obligations of any other Borrower. Each Borrower agrees that it is jointly and severally liable to Lender for the entire amount of the obligations hereunder, and that a separate action may be brought against such Borrower whether such action is brought against any other Borrower or whether any other Borrower is joined in such action. Each Borrower agrees that its liability hereunder shall be immediate and shall not be contingent upon the exercise or enforcement by Lender of whatever remedies they may have against any other Borrower, or the enforcement of any lien or realization upon any security Lender may at any time possess. Each Borrower agrees that any release which may be given by Lender to the other Borrower shall not also constitute a release such Borrower. Each Borrower consents and agrees that Lender shall be under no obligation to marshal any assets of any other Borrower in favor of such Borrower or against or in payment of any or all of the obligations hereunder.

(b)           Waivers. To the maximum extent permitted by applicable law, each Borrower hereby:

(i) Notices. Waives: (A) notice of any Advances or other financial accommodations made or extended under this Agreement, or the creation or existence of any obligations hereunder; (B) notice of the amount of the obligations hereunder, subject, however, to every Borrower’s right to make inquiry of Lender to ascertain the amount of the obligations hereunder at any reasonable time; (C) notice of any adverse change in the financial condition of any Borrower, of any change in value, or the release of any Collateral, or of any other fact that might increase any Borrower’s risk hereunder; (D)notice of presentment for payment, demand, protest and notice thereof as to any instrument; (E) notice of any Default; and (F) all other notices (except if such notice is specifically required to be given to such Borrower under any Credit Document to which such Borrower is a party) and demands to which such Borrower might otherwise be entitled;

(ii) Suretyship and Other Rights and Defenses. Waives: (A) any rights to assert against Lender any defense (legal or equitable), set-off, counterclaim, or claim which such Borrower may now or at any time hereafter have against any other Borrower; (B) any defense, set-off, counterclaim or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the obligations hereunder or any security therefor; (C) any defense arising by reason of any claim or defense based upon an election of remedies by Lender, including any defense based upon an election of remedies by Lender under the provisions of Section 580d and 726 of the California Code of Civil Procedure, or any similar law of California or any other jurisdiction; (D) any defense based on any alteration, impairment or release of the obligations hereunder or any security therefor, whether or not resulting from any act or failure to act by Lender; and (E) any right to require Lender to institute suit against any other Borrower or to exhaust any rights and remedies which Lender has or may have against any other Borrower;

(iii) Subrogation. Waives: (A) any right of subrogation such Borrower has or may have as against the other Borrower with respect to the obligations hereunder; (B) any right to proceed against the other Borrower, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims (irrespective of whether direct or indirect, liquidated or contingent), with respect to the obligations hereunder; and (C) any right to proceed or to seek recourse against or with respect to any property or asset of the other Borrower and hereby agrees that, in light of the waivers contained in this clause, such Borrower shall not be a “creditor” (as that term is defined in Title II of the United States Code or otherwise) of the other Borrower, whether for the purposes of the application of Sections 547 or 550 of Title 11 of the United States Code or otherwise); and

(iv) Statutory Rights. WAIVES, WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS SECTION, ANY AND ALL BENEFITS OR DEFENSES ARISING DIRECTLY OR INDIRECTLY UNDER ANY ONE OR MORE OF CALIFORNIA CIVIL CODE SECTIONS 2787 to 2855, AND CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580c, 580d, and 726.

(c)           Consent to Alterations and Releases. Each Borrower consents and agrees that, without notice to or by such Borrower and without affecting or impairing the obligations of such Borrower hereunder, Lender may, by action or inaction, compromise or settle, extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not enforce, or may, by action or inaction, release all or any one or more parties to, any one or more of this Agreement or may grant other indulgences to any Borrower in respect thereof, or may agree to amend or modify in any manner and at any time (or from time to time) any one or more of this Agreement, or may, by action or inaction, release or substitute any guarantor, if any, of the obligations hereunder, or may enforce, exchange, release, or waive, by action or inaction, any security for the obligations hereunder or any guaranty of the obligations hereunder, or any portion thereof.

17.           Other Agreements. (i) Any security agreements, liens and/or security interests securing payment of any obligations of Borrower owing to Lender or its affiliates also secure the Obligations, and are valid and subsisting and are not adversely affected by execution of this Agreement. An Event of Default under this Agreement constitutes a default under other outstanding agreements between Borrower and Lender or its affiliates; (ii) Lender reserves the right to issue press releases, advertisements, and other promotional materials describing any successful outcome of services provided on Borrower’s behalf. Borrower agrees that Lender shall have the right to identify Borrower by name in those materials.

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement on the day and year above written.

BORROWER:	LENDER:

IMPLANT SCIENCES CORPORATION, a	BRIDGE BANK, NATIONAL ASSOCIATION
Massachusetts corporation

By	By
Name:	Name:
Title:	Title:

Address for Notices:	Address for Notices:
107 Audubon Road, #5	2120 El Camino Real
Wakefield, MA 01880
Santa Clara, CA 95050
Fax: (781) 246-3561
Fax: (408) 423-8510

C ACQUISITION CORP., a Delaware corporation

By
Name:
Title:

Address for Notices:

107 Audubon Road, # 5

Wakefield, MA 01880

Fax: (781) 246-3561